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                                                                     Exhibit 5.2

            [REBOUL, MACMURRAY, HEWITT, MAYNARD & KRISTOL LETTERHEAD]


                                               August 15, 2001


Amdocs Limited
Tower Hill House
Le Bordage
St. Peter Port
Island of Guernsey

                      Re:    Registration of Notes and Shares of Amdocs Limited

Ladies and Gentlemen:

               We have acted as counsel to Amdocs Limited, a company organized and existing under the laws of Guernsey, Channel Islands (the "Company"), in connection with the registration statement on Form F-3 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of (i) $500,000,000 aggregate principal amount of the Company's 2% Convertible Subordinated Notes due June 1, 2001 (the "Notes"), issued pursuant to that certain indenture dated as of May 30, 2001 (the "Indenture"), between the Company and United States Trust Company of New York, as trustee, and (ii) 5,429,350 ordinary shares, par value L0.01 per share, of the Company, issuable upon conversion of the notes (the "Shares").

               In that connection, we have examined originals or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

               On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Notes constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except (i) as the enforceability thereof may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, (ii) for general principles of equity (regardless of whether enforcement is brought in a proceeding at law or in equity) and (iii) that the waiver as to stay, extension or usury laws may not be enforceable.

               We are admitted to practice only in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal law of the United States of America.

               We hereby consent to the use of this opinion in the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the prospectus constituting part of the Registration Statement.


                                            Very truly yours,


                                            /s/ REBOUL, MACMURRAY, HEWITT,
                                            MAYNARD & KRISTOL